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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*

                               724 Solutions Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   81788Q 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 16
                            Exhibit Index on Page 14

CUSIP No. 81788Q 10 0                                         Page 2 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures VI, L.P. ("AV VI")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        4,659,425 shares, except that AV Partners VI, L.P. ("AVP
                        VI"),  the  general  partner  of AV VI, may be deemed to
  NUMBER OF             have sole  power to vote  these  shares,  and  Joseph C.
   SHARES               Aragona ("Aragona"), Kenneth P. DeAngelis ("DeAngelis"),
BENEFICIALLY            Jeffery  C.   Garvey   ("Garvey),   Edward  E.   Olkkola
  OWNED BY              ("Olkkola"), John D. Thornton ("Thornton") and Blaine F.
    EACH                Wesner  ("Wesner"),  the general partners of AVP VI, may
  REPORTING             be deemed to have shared power to vote these shares.
   PERSON               --------------------------------------------------------
    WITH          6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        4,659,425  shares,  except  that  AVP  VI,  the  general
                        partner  of AV VI,  may be deemed to have sole  power to
                        dispose of these shares, and Aragona, DeAngelis, Garvey,
                        Olkkola,  Thornton and Wesner,  the general  partners of
                        AVP VI, may be deemed to have shared power to dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,659,425
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 3 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures VI Affiliates Fund, L.P. ("AV VI A")
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        131,046 shares,  except that AVP VI, the general partner
                        of AV VI A, may be  deemed  to have  sole  power to vote
  NUMBER OF             these shares, and Aragona,  DeAngelis,  Garvey, Olkkola,
   SHARES               Thornton and Wesner, the general partners of AVP VI, may
BENEFICIALLY            be deemed to have shared power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               See response to row 5.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        131,046 shares,  except that AVP VI, the general partner
                        of AV VI A, may be deemed to have sole  power to dispose
                        of  these  shares,  and  Aragona,   DeAngelis,   Garvey,
                        Olkkola,  Thornton and Wesner,  the general  partners of
                        AVP VI, may be deemed to have shared power to dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      131,046
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 4 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AV Partners VI, L.P.
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        4,790,471  shares, of which 4,659,425 are directly owned
                        by AV VI and 131,046 are directly  owned by AV VI A. AVP
  NUMBER OF             VI,  the  general  partner  of AV VI and AV VI A, may be
   SHARES               deemed  to have sole  power to vote  these  shares,  and
BENEFICIALLY            Aragona,   DeAngelis,   Garvey,  Olkkola,  Thornton  and
  OWNED BY              Wesner, the general partners of AVP VI, may be deemed to
    EACH                have shared power to vote these shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        4,790,471  shares, of which 4,659,425 are directly owned
                        by AV VI and 131,046 are directly  owned by AV VI A. AVP
                        VI,  the  general  partner  of AV VI and AV VI A, may be
                        deemed to have sole power to  dispose  of these  shares,
                        and Aragona,  DeAngelis,  Garvey, Olkkola,  Thornton and
                        Wesner, the general partners of AVP VI, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,790,471
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 5 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Joseph C. Aragona
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        19,250 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,790,471  shares, of which 4,659,425 are directly owned
  OWNED BY              by AV VI and  131,046  are  directly  owned  by AV VI A.
    EACH                Aragona  is a general  partner  of AVP VI,  the  general
  REPORTING             partner  of AV VI and AV VI A, and may be deemed to have
   PERSON               shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        19,250 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,790,471 shares, of which 4,659,425 are directly owned by AV VI and 131,046 are directly owned by AV VI A. Aragona is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,809,721
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 6 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kenneth P. DeAngelis
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,177  shares,  of  which  119  are  directly  owned  by
                        DeAngelis  and 1,058 are  directly  owned by  DeAngelis,
  NUMBER OF             Ltd., a Texas limited  partnership,  and DeAngelis,  the
   SHARES               sole general  partner of DeAngelis,  Ltd., may be deemed
BENEFICIALLY            to have sole power to vote these shares.
  OWNED BY              --------------------------------------------------------
    EACH          6     SHARED VOTING POWER
  REPORTING
   PERSON               4,790,471  shares, of which 4,659,425 are directly owned
    WITH                by AV VI and  131,046  are  directly  owned  by AV VI A.
                        DeAngelis  is a general  partner of AVP VI, the  general
                        partner  of AV VI and AV VI A, and may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        1,177  shares,  of  which  119  are  directly  owned  by
                        DeAngelis  and 1,058 are  directly  owned by  DeAngelis,
                        Ltd., a Texas limited  partnership,  and DeAngelis,  the
                        sole general  partner of DeAngelis,  Ltd., may be deemed
                        to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,790,471 shares, of which 4,659,425 are directly owned by AV VI and 131,046 are directly owned by AV VI A. DeAngelis is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,791,648
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 7 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jeffrey C. Garvey
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        507 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,790,471  shares, of which 4,659,425 are directly owned
  OWNED BY              by AV VI and  131,046  are  directly  owned  by AV VI A.
    EACH                Garvey  is a  general  partner  of AVP VI,  the  general
  REPORTING             partner  of AV VI and AV VI A, and may be deemed to have
   PERSON               shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        507 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,790,471 shares, of which 4,659,425 are directly owned by AV VI and 131,046 are directly owned by AV VI A.
                        Garvey is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,790,978
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 8 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edward E. Olkkola
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        617 shares,  of which 463 are directly  owned by Olkkola
                        and 154 are OF directly owned by Rock Harbor,  an entity
  NUMBER OF             controlled by Olkkola, and Olkkola may be deemed to have
   SHARES               sole power to vote these shares.
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             4,790,471  shares, of which 4,659,425 are directly owned
   PERSON               by AV VI and  131,046  are  directly  owned  by AV VI A.
    WITH                Olkkola  is a general  partner  of AVP VI,  the  general
                        partner  of AV VI and AV VI A, and may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        617 shares,  of which 463 are directly  owned by Olkkola
                        and 154 are  directly  owned by Rock  Harbor,  an entity
                        controlled by Olkkola, and Olkkola may be deemed to have
                        sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,790,471 shares, of which 4,659,425 are directly owned by AV VI and 131,046 are directly owned by AV VI A. Olkkola is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,791,088
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                         Page 9 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John D. Thornton
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,790,471  shares, of which 4,659,425 are directly owned
  OWNED BY              by AV VI  and 131,046  are  directly  owned  by AV VI A.
    EACH                Thornton  is a general  partner of AVP VI,  the  general
  REPORTING             partner  of AV VI and AV VI A, and may be deemed to have
   PERSON               shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,790,471 shares, of which 4,659,425 are directly owned by AV VI and 131,046 are directly owned by AV VI A. Thornton is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,790,471
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                        Page 10 of 16 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Blaine F. Wesner
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,061 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,790,471  shares, of which 4,659,425 are directly owned
  OWNED BY              by AV VI and  131,046  are  directly  owned  by AV VI A.
    EACH                Wesner  is a  general  partner  of AVP VI,  the  general
  REPORTING             partner  of AV VI and AV VI A, and may be deemed to have
   PERSON               shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        1,061 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        4,790,471 shares, of which 4,659,425 are directly owned by AV VI and 131,046 are directly owned by AV VI A.
                        Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,791,532
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 81788Q 10 0                                        Page 11 of 16 Pages
--------------------------------------------------------------------------------

         This statement amends the Statement on Schedule 13G filed by Austin Ventures VI, L.P., Austin Ventures VI Affiliates Fund, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, Edward E. Olkkola, John D. Thornton and Blaine F. Wesner. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 4.   OWNERSHIP

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

                  (a) Amount beneficially owned:

                      See Row 9 of cover  page for each  Reporting Person.

                  (b) Percent of Class:

                      See Row 11 of cover page for each  Reporting Person.

                  (c) Number of shares as to which such person has:

                         (i)    Sole power to vote or to direct the vote:

                                See  Row 5 of  cover  page  for  each  Reporting
                                Person.

                         (ii)   Shared power to vote or to direct the vote:

                                See  Row 6 of  cover  page  for  each  Reporting
                                Person.

                         (iii)  Sole   power  to   dispose   or  to  direct  the
                                disposition of:

                                See  Row 7 of  cover  page  for  each  Reporting
                                Person.

                         (iv)   Shared   power  to  dispose  or  to  direct  the
                                disposition of:

                                See  Row 8 of  cover  page  for  each  Reporting
                                Person.

CUSIP No. 81788Q 10 0                                        Page 12 of 16 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2003

AUSTIN VENTURES VI, L.P.                    /s/ Kevin Kunz
                                            ----------------------------------------
By AV Partners VI, L.P.,                    Signature
Its General Partner
                                            Kevin Kunz
                                            Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES VI AFFILIATES FUND, L.P.    /s/ Kevin Kunz
By AV Partners VI, L.P.,                    ----------------------------------------
Its General Partner                         Signature

                                            Kevin Kunz
                                            Chief Financial Officer/Attorney-In-Fact


AV PARTNERS VI, L.P.                        /s/ Kevin Kunz
                                            ----------------------------------------
                                            Signature

                                            Kevin Kunz
                                            Chief Financial Officer/Attorney-In-Fact


JOSEPH C. ARAGONA                           /s/ Kevin Kunz
                                            ----------------------------------------
                                            Signature

                                            Kevin Kunz
                                            Chief Financial Officer/Attorney-In-Fact


KENNETH P. DeANGELIS                        /s/ Kevin Kunz
                                            ----------------------------------------
                                            Signature

                                            Kevin Kunz
                                            Chief Financial Officer/Attorney-In-Fact

CUSIP No. 81788Q 10 0                                        Page 13 of 16 Pages
--------------------------------------------------------------------------------

JEFFERY C. GARVEY                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


EDWARD E. OLKKOLA                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


JOHN D. THORNTON                        /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


BLAINE F. WESNER                        /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

CUSIP No. 81788Q 10 0                                        Page 14 of 16 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  15

Exhibit B: Reference to John Nicholson as Attorney-In-Fact             16

CUSIP No. 81788Q 10 0                                        Page 15 of 16 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

     The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of 724 Solutions Inc. shall be filed on behalf of each of the Reporting Persons.

     Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

CUSIP No. 81788Q 10 0                                        Page 16 of 16 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT B

                   REFERENCE TO KEVIN KUNZ AS ATTORNEY-IN-FACT

     Kevin Kunz has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.